Exhibit D

BridgeBio Pharma LLC

Lock-Up Agreement

February 13, 2019

 J.P. Morgan Securities LLC
Goldman Sachs & Co. LLC

As two of the representatives of the several Underwriters named in Schedule I of the Underwriting Agreement

c/o J.P. Morgan Securities LLC
383 Madison Avenue
New York, New York 10179

c/o Goldman Sachs & Co. LLC
200 West Street,
New York, New York 10282

Re:	BridgeBio Pharma LLC - Lock-Up Agreement

Ladies and Gentlemen:

The undersigned, currently an owner of membership interests in BridgeBio Pharma LLC, a Delaware limited liability company (the “LLC”), who will become an owner of equity interests in BridgeBio Pharma, Inc. as successor to the LLC (the “Company”),  understands that you, J.P. Morgan Securities LLC (“J.P. Morgan”) and Goldman Sachs & Co. LLC (“Goldman Sachs”, and together with J.P. Morgan, the “Releasing Underwriters”), propose to enter into an Underwriting Agreement on behalf of the several Underwriters named in Schedule I to such agreement (collectively, the “Underwriters”), with the Company, providing for a public offering (the “Public Offering”) of the shares (the “Shares”) of the common stock of the Company, par value $0.01 per share (the “Common Stock”), pursuant to a Registration Statement on Form S-1 to be filed with the Securities and Exchange Commission (the “SEC”).

In consideration of the agreement by the Underwriters to offer and sell the Shares, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the undersigned agrees that, during the period beginning from the date of this Lock-Up Agreement and continuing to and including the date 180 days after the date set forth on the final prospectus used to sell the Shares (the “Lock-Up Period”), the undersigned will not offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any units of the LLC or shares of Common Stock of the Company, or any options or warrants to purchase any shares of Common Stock of the Company, or any securities convertible into, exchangeable for or that represent the right to receive shares of Common Stock of the Company, whether now owned or hereinafter acquired, owned directly by the undersigned (including holding as a custodian) or with respect to which the undersigned has beneficial ownership within the rules and regulations of the SEC (collectively the "Undersigned's Shares"), or publicly disclose the intention to make any such offer, sale, pledge or disposition. The foregoing restriction is expressly agreed to preclude the undersigned from engaging in any hedging or other transaction which is designed to or which reasonably could be expected to lead to or result in a sale or disposition of the Undersigned’s Shares even if such Undersigned’s Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Undersigned’s Shares or with respect to any security convertible into or exchangeable for shares of Common Stock.  In addition, the undersigned will not make any demand for the registration of the Undersigned Shares during the Lock-Up Period.  If the undersigned is an officer or director of the issuer, the undersigned further agrees that the foregoing provisions shall be equally applicable to any issuer-directed Shares the undersigned may purchase in the Public Offering.

If the undersigned is an officer or director of the Company, (i) the Releasing Underwriters agree that, at least three business days before the effective date of any release or waiver of the foregoing restrictions in connection with a transfer of shares of Common Stock, the Releasing Underwriters will notify the Company of the impending release or waiver, and (ii) the Company has agreed in the Underwriting Agreement to announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver.  Any release or waiver granted by the Releasing Underwriters hereunder to any such officer or director shall only be effective two business days after the publication date of such press release.  The provisions of this paragraph will not apply if (a) the release or waiver is effected solely to permit a transfer not for consideration and (b) the transferee has agreed in writing to be bound by the same terms described in this letter to the extent and for the duration that such terms remain in effect at the time of the transfer.

Notwithstanding the foregoing, the undersigned may transfer or otherwise dispose of the Undersigned’s Shares:

i.
acquired in the Public Offering if the undersigned is not an officer or director of the Company or in transactions relating to the Shares or other securities acquired in open market transactions after the date of the final prospectus;

ii.	as a bona fide gift or gifts, provided that the donee or donees thereof agree to be bound in writing by the restrictions set forth herein;

iii.
to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned, provided that the trustee of the trust agrees to be bound in writing by the restrictions set forth herein, and provided further that any such transfer shall not involve a disposition for value;

iv.	by will or intestacy, provided that the legatee, heir or other transferee, as the case may be, agrees to be bound in writing by the restrictions set forth herein;

v.	to any immediate family member, provided that such family member agrees to be bound by the restrictions set forth herein;

vi.
by surrender or forfeiture of Shares or other securities of the Company to the Company to satisfy tax withholding obligations upon exercise or vesting or the exercise price upon a cashless net exercise, in each case, of share options, equity awards, warrants or other right to acquire Shares expiring during the Lock-Up Period pursuant to the Company’s equity incentive plans described in the Registration Statement, provided that any filing made pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) shall include a footnote noting the circumstances described in this clause and no other public announcement shall be required or voluntarily made in connection with such transfer;

vii.
if the undersigned is a corporation, partnership, limited liability company, trust or other business entity, pursuant to a distribution to its partners, members or stockholders, subsidiaries or affiliates (as defined in Rule 405 promulgated under the Securities Act of 1933, as amended) of the undersigned or to any investment fund or other entity that controls or manages the undersigned (or is under common control or management with the undersigned) provided that such transferee agrees to be bound by the restrictions set forth herein;

viii.	by operation of law or pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of a marriage or civil union;

ix.
pursuant to a bona fide third party tender offer, merger, consolidation or other similar transaction made to all holders of shares of Common Stock involving a change of control of the Company that, in each case, has been approved by the Company’s board of directors, provided that all of the Undersigned’s Shares subject to the restrictions in this agreement that are not so transferred, sold, tendered or otherwise disposed of remain subject to this agreement, and, provided that in the event that the tender offer, merger, consolidation or other such transaction is not completed, the Shares owned by the undersigned shall remain subject to the restrictions contained in this agreement;

x.	in connection with the issuance of shares of the Company’s Common Stock upon the conversion of the LLC into the Company, as described in the Registration Statement for the Public Offering; or

xi.	with the prior written consent of the Releasing Underwriters on behalf of the Underwriters.

For purposes of this Lock-Up Agreement, (A) “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin and (B) “change of control” shall mean the consummation of any bona fide third party tender offer, merger, purchase, consolidation or other similar transaction the result of which is that any “person” (as defined in Section 13(d)(3) of the Exchange Act), or group of persons, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) of at least 50% of total voting power of the voting stock of the Company.  In addition, notwithstanding the foregoing, if the undersigned is a corporation, the corporation may transfer the capital stock of the Company to any wholly-owned subsidiary of such corporation; provided, however, that in any such case, other than in the case of clauses (i), (vi) and (ix) (except as otherwise specified in such clauses), it shall be a condition to the transfer that the transferee execute an agreement stating that the transferee is receiving and holding such capital stock subject to the provisions of this Agreement and there shall be no further transfer of such capital stock except in accordance with this Agreement, and provided further that any such transfer shall not involve a disposition for value.  Notwithstanding anything to the contrary, in the case of clauses (ii) through (v), (vii) and (viii) above, no filing under the Exchange Act or any other public filing or disclosure of such transfer by or on behalf of the undersigned shall be required or voluntarily made during the Lock-up Period (other than a filing on a Form 5 and other than a required filing on Schedule 13G, Schedule 13G/A or Form 13F).  In addition, nothing in this Lock-Up Agreement shall prohibit the exercise of any option, warrant or other rights to acquire the Company’s Shares or other securities, the settlement of any restricted shares or the conversion of any convertible security into Shares, in each case described in the Registration Statement, provided that the Shares or other securities remain subject to this Lock-Up Agreement.

In addition, the undersigned may enter into any plan designed to satisfy the requirements of Rule 10b5-1 (a “10b5-1 Plan”) under the Exchange Act (other than the entry into such a plan in such a manner as to allow the sale of Shares, in each case, within the Lock-Up Period); provided however, no sale of Shares may be made under such 10b5-1 Plan during the Lock-Up Period and no public announcement or filing under the Exchange Act regarding the establishment of such 10b5-1 Plan shall be required or made during the Lock-Up Period.

In the event that (i) the Releasing Underwriters release, in full or in part, any officer, director or other stockholder of the Company who beneficially owns (as such term is defined in Rule 13d-3 under the Exchange Act) at least one percent (1%) of the outstanding shares of the Common Stock (a “Triggering Stockholder”) from the restrictions of any lock-up agreement similar to this agreement signed by such Triggering Stockholder for the benefit of any Underwriter in connection with the Public Offering and (ii) such release or series of releases cumulatively relates to more than 100,000 shares of Common Stock (as adjusted for any stock dividend, stock split, combination of shares, reclassification, recapitalization or other similar event) held by the Triggering Stockholder ((i) and (ii) together, a “Triggering Release”), then the undersigned shall be automatically released from this agreement to the same extent, with respect to the same percentage of Company securities of the undersigned as the percentage of Company securities being released in the Triggering Release represent with respect to the Company securities held by the Triggering Stockholder (calculated as a percentage of the total outstanding shares of Common Stock held by the Triggering Stockholder) at the time of the request of the Triggering Release.  In the event of a Triggering Release, the Company shall use its reasonable best efforts to notify the undersigned within two (2) business days of the occurrence of such Triggering Release.  Notwithstanding the foregoing, the provisions of this paragraph will not apply (i) (a) if the release or waiver is effected solely to permit a transfer not involving a disposition for value and (b) if the transferee agrees in writing to be bound by the same terms described in this Lock-Up Agreement to the extent and for the duration that such terms remain in effect at the time of transfer, (ii) if the release or waiver is in connection with any primary and/or secondary underwritten public offering of Common Stock (an “Underwritten Sale”), provided that such waiver or release shall only apply with respect to the undersigned’s participation in such Underwritten Sale or (ii) if the Triggering Stockholder is a natural person, if the release or waiver is granted due to circumstances of an emergency or hardship as determined by the Releasing Underwriters in their sole judgment.

The undersigned now has, and, except as contemplated by clause (i) through (x) above, for the duration of this Lock-Up Agreement will have, good and marketable title to the Undersigned’s Shares, free and clear of all liens, encumbrances, and claims whatsoever.  The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the Undersigned’s Shares except in compliance with the foregoing restrictions.

In the event that either of the Releasing Underwriters withdraws from or declines to participate in the Public Offering, all references to the Releasing Underwriters contained in this Lock-Up Agreement shall be deemed to refer to the sole Releasing Underwriter that continues to participate in the Public Offering (the “Remaining Releasing Underwriter”), and, in such event, any written consent, waiver or notice given or delivered in connection with this Lock-Up Agreement by the Remaining Releasing Underwriter shall be deemed to be sufficient and effective for all purposes under this Lock-Up Agreement.

The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering.  The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors, and assigns.  This Lock-Up Agreement may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com or www.echosign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

This Lock-Up Agreement (and for the avoidance of doubt, the Lock-Up Period described herein) and related restrictions shall automatically terminate upon the earliest to occur, if any, of (i) the Company advising the Releasing Underwriters in writing prior to the execution of the Underwriting Agreement that it has determined not to proceed with the Public Offering, (ii) the termination of the Underwriting Agreement before the sale of any Shares to the Underwriters, (iii) the registration statement filed or the draft registration statement confidentially submitted with the SEC with respect to the Public Offering contemplated by the Underwriting Agreement is withdrawn or (iv) September 30, 2019, in the event the closing of the Public Offering shall not have occurred on or before such date.

[Signature page follows]

Very truly yours,

KKR GENETIC DISORDER L.P.
Name of Security Holder (Print exact name)

By:	/s/ Ali J. Satvat
Signature

If not signing in an individual capacity:

Ali J. Satvat
Name of Authorized Signatory (Print)

Vice President
Title of Authorized Signatory (Print)

(indicate capacity of person signing if signing as custodian, trustee, or on behalf of an entity))